UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   January 27, 2010

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Section 1.01	Entry into Material Definitive Agreement

Section 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 27, 2010, ZAP entered into an International Distribution Agreement (the “Distribution Agreement”) with Samyang Optics Co. Ltd. (“Samyang”) pursuant to which ZAP appointed Samyang as the exclusive distributor of certain ZAP electric vehicles including the Jonway A380 5-door electric sports utility vehicle equipped with  ZAP's electric power train, in the Republic of Korea.  In addition, the Distribution Agreement provides that ZAP and Samyang will negotiate to enter into additional agreements related to the manufacture and assembly of ZAP vehicles by Samyang in Korea.  The Distribution Agreement shall be in effect for one year and may be extended annually by Samyang provided that Samyang has satisfied sales quotas determined by ZAP and Samyang is otherwise in compliance with the Distribution Agreement.

In addition, on January 27, 2010, ZAP and Samyang entered into an initial purchase order pursuant to the Distribution Agreement for the purchase of one hundred  ZAP Jonway UFO electric sports utility vehicles.

Further, on January 27, 2010, ZAP and Samyang entered into an Investment Agreement pursuant to which Samyang agreed to invest $3 million in convertible notes of ZAP (the “Samyang Investment”) and ZAP agreed to invest $2 million in convertible bonds of Samyang (the “ZAP Investment”).  Pursuant to the Investment Agreement, the Samyang Investment shall be completed by February 15, 2010 and the ZAP Investment shall be completed within one month following the Samyang Investment.  Both parties have agreed not to prepay or redeem their securities for a period of one year following the issuance of the securities and not to exercise conversion rights to the other party’s securities for a period of one year following the issuance of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: February 2, 2010	By:	/s/ Steven M. Schneider
Chief Executive Officer